Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 33-22638, No. 33-51452, No. 33-60187 and No. 333-46159) of Clean Harbors, Inc. of our report dated March 12, 2004 relating to the consolidated financial statements and the financial statement schedule, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

March 15, 2004